UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

INCARA PHARMACEUTICALS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Last update: 02/22/2002

INCARA PHARMACEUTICALS CORPORATION
P.O. Box 14287
79 T.W. Alexander Drive
4401 Research Commons, Suite 200
Research Triangle Park, North Carolina 27709

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 13, 2003

TO THE STOCKHOLDERS OF INCARA PHARMACEUTICALS CORPORATION:

The Annual Meeting of Stockholders of Incara Pharmaceuticals Corporation will be held at Incara’s offices at 79 T.W. Alexander Drive, 4401 Research Commons, Suite 200, Research Triangle Park, North Carolina, on Thursday, March 13, 2003 at 9:00 a.m., for the following purposes:

1.	To elect a board of five directors;
2.	To approve an amendment to Incara’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 80,000,000 to 350,000,000 shares;
3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of Incara for the fiscal year ending September 30, 2003; and
4.	To act upon such other matters as may properly come before the meeting or any adjournment thereof.

These items are more fully described in the attached Proxy Statement.

The Board of Directors has fixed the close of business on January 14, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournments thereof. A list of stockholders of Incara entitled to vote at the Meeting will be available for examination by a stockholder at Incara’s office for the ten days prior to the Meeting during normal business hours. All such stockholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, you are urged to vote your proxy as promptly as possible. Any stockholder attending the Meeting may vote in person, even if such stockholder returned a proxy.

Incara’s Proxy Statement and proxy is enclosed along with Incara’s Annual Report to Stockholders for the fiscal year ended September 30, 2002.

IMPORTANT—YOUR PROXY IS ENCLOSED

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE YOUR PROXY ACCORDING TO THE INSTRUCTIONS ON THE PROXY CARD.

By Order of the Board of Directors,

RICHARD W. REICHOW
Executive Vice President,
Chief Financial Officer,
Treasurer and Secretary

Research Triangle Park,
North Carolina
February 3, 2003

INCARA PHARMACEUTICALS CORPORATION
P.O. Box 14287
79 T.W. Alexander Drive
4401 Research Commons, Suite 200
Research Triangle Park, North Carolina 27709

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MARCH 13, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

Proxies are being solicited by the Board of Directors of Incara Pharmaceuticals Corporation, a Delaware corporation, for use at Incara’s Annual Meeting of Stockholders to be held at Incara’s offices at 79 T.W. Alexander Drive, 4401 Research Commons, Suite 200, Research Triangle Park, North Carolina, at 9:00 a.m. on Thursday, March 13, 2003, and any adjournments thereof. The cost of soliciting proxies will be borne by Incara. In addition to solicitation of proxies by mail, employees of Incara, without extra remuneration, might solicit proxies personally or by telephone. Incara will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto. The mailing address of the principal executive offices of Incara is P.O. Box 14287, Research Triangle Park, North Carolina 27709. Copies of this Proxy Statement and accompanying proxy card are being mailed to stockholders on or about February 3, 2003.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before it is voted by giving a later proxy or written notice to Incara (Attention: Richard W. Reichow, Secretary), or by attending the Meeting and voting in person.

Voting

When the enclosed proxy is properly executed and returned (and not subsequently properly revoked), the shares it represents will be voted in accordance with the directions indicated thereon, or, if no direction is indicated thereon, it will be voted:

1.	FOR the election of the five nominees for director identified below;

2.	FOR the approval of an amendment to Incara’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 80,000,000 to 350,000,000 shares;

3.	FOR ratification of the appointment of PricewaterhouseCoopers LLP, Raleigh, North Carolina, as independent auditors of Incara for the fiscal year ending September 30, 2003; and

4.	In the discretion of the proxies with respect to any other matters properly brought before the stockholders at the Meeting.

Record Date

Only the holders of record of common stock at the close of business on the Record Date, January 14, 2003, are entitled to notice of and to vote at the Meeting. On the Record Date, 14,095,331 shares of common stock were outstanding. Stockholders will be entitled to one vote for each share of common stock held on the Record Date.

Vote Required

Votes withheld from any voting will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will be excluded from the vote on any proposal. In Proposal 1, the five nominees for director receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted at the Meeting shall be elected as directors of Incara. On Proposal 2, the affirmative vote of the holders of a majority of all shares of Incara’s common stock outstanding on the Record Date is required for approval. On Proposal 3, the affirmative vote of the holders of a majority of the shares of Incara’s common stock present or represented and voting on the proposal at the Meeting is required for approval.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, Incara believes that abstentions should be counted for purposes of determining both whether a quorum is present at the Meeting and the total number of shares represented and voting on the proposals at the Meeting. Incara intends to treat abstentions in this manner, which means they will have the same effect as votes against the proposals. In a 1988 case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum of the transaction of business, broker non-votes should not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to any proposal will therefore not be considered represented and voting and, accordingly, will not affect the determination as to whether the requisite vote has been obtained to approve Proposals 1 and 3, but will have the same effect as votes against Proposal 2.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Nominees

Incara’s By-Laws provide that the number of directors constituting the Board of Directors shall be no less than one nor greater than seven. The Board currently consists of six members. However, Director J. Misha Petkevich has requested not to be renominated because of his other business commitments. As a result, the Board has set the number of directors at five, effective immediately after the Meeting. The directors being elected are to serve for one year, each until the election and qualification of his successor, or until his death, removal or resignation. It is intended that proxies will be voted FOR all of the nominees named below. If any nominee is unable or declines to serve as a director at the time of the Meeting, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitute proposed by the Board of Directors. Each nominee listed below has agreed to serve as a director if elected. None of the nominees is related by blood, marriage or adoption to any other nominee or any executive officer of Incara.

Name of Nominee	Age	Director Since
Clayton I. Duncan	53	1995
David B. Sharrock	66	1995
Edgar H. Schollmaier	69	1998
Stephen M. Prescott, M.D.	54	2000
Eugene J. McDonald.	70	2001

CLAYTON I. DUNCAN has been President, Chief Executive Officer and a director of Incara since January 1995. Mr. Duncan has been Chairman of the Board of Directors since April 2000. From 1989 until December 1993, Mr. Duncan was President and Chief Executive Officer of Sphinx Pharmaceuticals Corporation, a biopharmaceutical company which was acquired by Eli Lilly and Company in September 1994. From December 1993 until September 1994, he served as an independent consultant to Sphinx with regard to the sale of Sphinx to Lilly. From 1987 to 1989, Mr. Duncan was a General Partner of Intersouth Partners, a venture capital firm. From 1979 to 1987, he was an executive with Carolina Securities Corporation, a regional investment banking firm, serving as Executive Vice President and a director from 1984 to 1987. Mr. Duncan was founder and Chairman of the Board of CRX Medical, Inc., a medical products company that conducted research and development in wound management, ophthalmic disorders and interventional radiology. Mr. Duncan is also a director of Aeolus Pharmaceuticals, Inc., Incara Development, Ltd., CPEC LLC and Incara Cell Technologies, Inc., all of which are subsidiaries of Incara. Mr. Duncan received an M.B.A. from the University of North Carolina at Chapel Hill. In addition, Mr. Duncan is a director of The Forest at Duke, a continuing care retirement community, and Chairman of the Board of Directors of the Carolina Ballet, a professional ballet company.

DAVID B. SHARROCK has been a director of Incara since October 1995. Mr. Sharrock was associated with Marion Merrell Dow, Inc., a multi-national pharmaceutical company, and its predecessor companies for over 35 years until his retirement in December 1993. Most recently, since December 1989, he served as Executive Vice President, Chief Operating Officer and a director and, in 1988, he was named President and Chief Operating Officer of Merrell Dow Pharmaceuticals Inc. Mr. Sharrock is also a director of four public companies, Interneuron Pharmaceuticals, Inc., Broadwing Inc., Praecis Pharmaceuticals, Incorporated and MGI Pharma, Inc.

EDGAR H. SCHOLLMAIER has been a director of Incara since May 1998. Mr. Schollmaier is the retired Chairman of Alcon Laboratories, Inc., a wholly owned subsidiary of Nestle SA. He served as President of Alcon from 1972 to 1997 and was Chief Executive Officer for the last 20 years of that term. He is a graduate of the University of Cincinnati and the Harvard Graduate School of Business Administration. Mr. Schollmaier is also a director of DENTSPLY International, Inc., a dental products company. In addition, he is a Trustee of Texas Christian University and a director of Cook Children’s Hospital, Research to Prevent Blindness and the Foundation of the American Academy of Ophthalmology.

STEPHEN M. PRESCOTT, M.D. has been a director of Incara since April 2000. Dr. Prescott is the Executive Director of the Huntsman Cancer Institute at the University of Utah in Salt Lake City. Dr. Prescott received his M.D. degree from Baylor College of Medicine in 1973 and then completed training in Internal Medicine at the University of Utah. Dr. Prescott subsequently undertook advanced research training in biochemistry and molecular biology at Washington University School of Medicine. He joined the faculty at the University of Utah in 1982, and is currently a Professor of Internal Medicine at the University of Utah and holds the H.A. & Edna Benning Presidential Endowed Chair in Human Molecular Biology and Genetics. Dr. Prescott is also the Chief Executive Officer and a director of Huntsman Genomics Corporation. From 1998 until 1999, Dr. Prescott was Director of the Program in Human Molecular Biology & Genetics in the Eccles Institute at the University of Utah.

EUGENE J. MCDONALD was elected to the Board in March 2001. Mr. McDonald is Executive Vice President, Office of Investment Counsel at Duke University and has served at Duke University for more than two decades. Mr. McDonald founded and was the first president and CEO of Duke Management Company, the investment management affiliate of Duke University. He was Duke’s Chief Financial/Administrative Officer from 1984 to 1990, and, prior to this, served as Vice President and University Counsel. He began his career as professor of law at Georgetown Law School, and as an attorney in the corporate/business practice of Brobeck, Phleger and Harrison in San Francisco. Mr. McDonald serves on the boards of directors of two public companies, Red Hat, Inc. and National Commerce Financial Corporation. He has also served on a number of advisory boards, including those of the New York Stock Exchange’s PMAC Committee and T. Rowe Price Strategic Partners. Mr. McDonald received his undergraduate and law degrees from the University of San Francisco.

Information Concerning the Board of Directors and its Committees

The business of Incara is under the general management of the Board of Directors as provided by the laws of Delaware and the By-Laws of Incara. During the fiscal year ended September 30, 2002, the Board of Directors held five formal meetings, excluding actions by unanimous written consent. Each member of the Board attended at least 75% of the fiscal 2002 meetings of the Board of Directors and Board committees of which he was a member, with the exception of Dr. Prescott, who missed a Board meeting and a Compensation Committee meeting held on the same day.

The Board of Directors has established an Audit Committee and a Compensation Committee. The Board has no nominating committee. The Audit Committee currently consists of Mr. Schollmaier, Mr. Sharrock and Mr. McDonald. During fiscal 2002, the Audit Committee held two formal meetings and the Chairman of the Audit Committee met with Incara’s independent public accountants prior to the release of financial results for the first three quarters of fiscal 2002. The Audit Committee reviews the results and scope of the audit and other services provided by Incara’s independent public accountants. The Compensation Committee currently consists of Mr. Sharrock, Mr. Schollmaier and Dr. Prescott. During fiscal 2002, the Compensation Committee held two formal meetings. The Compensation Committee makes recommendations to the Board of Directors regarding salaries and incentive compensation for officers of Incara, and determines the amount and type of equity incentives granted to participants in Incara’s 1994 Stock Option Plan and the 1999 Equity Incentive Plan.

The Board of Directors has approved and recommends that stockholders vote “FOR” the election of the five nominees listed above.

PROPOSAL NO. 2—APPROVAL TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors has approved and recommends that the stockholders adopt an amendment to Incara’s Amended and Restated Certificate of Incorporation to increase the total authorized shares of common stock of the Company from 80,000,000 to 350,000,000 shares.

Of the 80,000,000 shares of common stock currently authorized, 14,095,331 shares are issued and outstanding, 6,000,000 shares have been reserved for issuance upon the conversion of the Series B and Series C preferred stock, 4,282,713 shares have been reserved for issuance upon the exercise of options granted, or that may be granted, under the Company’s 1994 Stock Option Plan, 135,991 shares have been reserved for issuance under the Company’s Employee Stock Purchase Plan, and 1,221,804 shares have been reserved for issuance upon the exercise of outstanding warrants. The increase is necessary to allow Incara to pursue additional financing to continue its operations through the sale and issuance of its common stock, or securities convertible into common stock. The Board believes that the number of shares currently available is inadequate for Incara’s current and future capital needs.

The Board believes that the increased number of authorized shares of common stock also will provide several long-term advantages to Incara and its stockholders. Incara will be able to pursue acquisitions or enter into other transactions involving the issuance of stock that provide potential for future capital and growth. In addition, the additional authorized shares of common stock should allow Incara to fulfill future obligations to future holders of its preferred stock and obligations under Incara’s 1994 Stock Option Plan, both of which the Board believes will be necessary to attract additional capital and to attract and retain qualified personnel. Finally, the availability of additional authorized shares of common stock would make any future transactions dependent on the issuance of additional shares of common stock less likely to be undermined by delays and uncertainties occasioned by the need to obtain stockholder approval prior to the consummation of such transactions. Incara currently does not have any definitive plans to issue additional shares of common stock, although it is pursuing financing alternatives that could include the issuance of common stock.

The Board of Directors has approved and recommends that stockholders vote “FOR” the amendment to the Amended and Restated Certificate of Incorporation to increase the number of authorized shares.

PROPOSAL NO. 3—RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors of Incara has appointed the firm of PricewaterhouseCoopers LLP, Raleigh, North Carolina to serve as the independent auditors of Incara for the fiscal year ending September 30, 2003, and recommends that the stockholders ratify such action. PricewaterhouseCoopers has audited the accounts of Incara and its subsidiaries since Incara’s inception in March 1994 and has advised Incara that it does not have, and has not had, any direct or indirect financial interest in Incara or its subsidiaries in any capacity other than that of serving as independent auditors. Representatives of PricewaterhouseCoopers are expected to attend the Meeting. They will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions.

Audit Fees

Fees for the audit of the Company’s annual financial statements for fiscal year 2002 and for reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the first three quarters of fiscal 2002 are expected to be between $55,000 and $65,000, of which an aggregate amount of $49,985 had been billed through December 31, 2002.

All Other Fees

PricewaterhouseCoopers billed Incara aggregate fees of $42,300 for professional services rendered in fiscal 2002 other than audit services and review of quarterly reports. These fees resulted primarily from services rendered for the review of the Company’s fiscal 2001 tax returns and other documents filed with the Securities and Exchange Commission during fiscal 2002 as part of the Company’s reporting requirements. The Audit Committee of the Board of Directors considered these activities to be compatible with the maintenance of PricewaterhouseCoopers’ independence. Incara did not engage PricewaterhouseCoopers in fiscal 2002 to perform any services for financial information systems design or implementation.

If the appointment of PricewaterhouseCoopers is not ratified by the stockholders, the Board of Directors will reconsider its selection.

The Board of Directors has approved and recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as independent auditors of Incara for the fiscal year ending September 30, 2003.

OTHER INFORMATION

Principal Stockholders

The following tables set forth certain information regarding the ownership of shares of our stock as of the Record Date by:

•	each person known by us to beneficially own more that 5% of the outstanding shares of each class of stock,
•	each director of Incara,
•	each executive officer of Incara, and
•	all directors and executive officers of Incara as a group.

Series B Convertible Preferred Stock

As of the Record Date, we had 503,544 shares of Series B convertible preferred stock and warrants for 22,191 shares of Series B preferred stock outstanding. The Series B preferred stock is non-voting except for matters relating to the rights of Series B preferred stock.

	Shares Beneficially Owned		Percentage of Class Owned
Elan Corporation, plc. Lincoln House Lincoln Place Dublin 2, Ireland	525,735	(1)	100.0%

(1)
Includes 416,204 shares owned by Elan International Services, Ltd., 58,883 shares owned by Elan Pharma International Limited, 28,457 shares owned by Elan Pharmaceutical Investments III, Ltd. and 22,191 shares issuable upon exercise of warrants to purchase Series B preferred stock held by Elan Pharmaceutical Investments III, Ltd.

Series C Convertible Exchangeable Preferred Stock

As of the Record Date, we had 12,015 shares of Series C convertible exchangeable preferred stock outstanding. The Series C preferred stock is non-voting except for matters relating to the rights of Series C preferred stock.

	Shares Beneficially Owned		Percentage of Class Owned
Elan Corporation, plc	12,015	(1)	100.0%
Lincoln House
Lincoln Place
Dublin 2, Ireland

(1)	Consists of 12,015 shares owned by Elan Pharmaceutical Investments III, Ltd.

Common Stock

As of the Record Date, we had 14,095,331 shares of common stock outstanding. Share ownership in each case includes shares issuable upon exercise of options that may be exercised within 60 days after the Record Date for purposes of computing the percentage of common stock owned by such person but not for purposes of computing the percentage owned by any other person. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock indicated below.

	Beneficially Owned	Percentage Owned
Clayton I. Duncan (1).	1,130,872	7.8%
79 T.W. Alexander Drive, 4401 Research Commons, Suite 200
Research Triangle Park, North Carolina 27709
David B. Sharrock (2).	112,993	*
Edgar H. Schollmaier (3)	100,993	*
Stephen M. Prescott, M.D. (3).	83,253	*
Eugene J. McDonald (4).	70,087	*
J. Misha Petkevich (5).	290,044	2.0%
David P. Ward, M.D. (6).	394,869	2.7%
Richard W. Reichow (7)	612,568	4.3%
Mark E. Furth (8).	722,643	5.1%
W. Bennett Love (9).	219,980	1.6%
John P. Richert (10).	210,628	1.5%
Elan Corporation, plc (11)	1,305,000	9.3%
Lincoln House
Lincoln Place
Dublin 2, Ireland
W. Ruffin Woody, Jr. (12)	906,380	6.4%
P.O. Box 381
Roxboro, NC 27573
All directors and executive officers as a group (11 persons) (13)	3,948,930	24.8%

*	Less than one percent

(1)
Includes 482,470 shares owned (of which, 124,444 shares are unvested shares of restricted stock) by Mr. Duncan, 192,000 shares owned by Mr. Duncan’s children, 102,700 shares owned by a family LLC, 338,822 shares issuable upon exercise of options held by Mr. Duncan and 14,880 shares issuable upon exercise of warrants held by the family LLC. Mr. Duncan disclaims beneficial ownership of the shares held by his children.

(2)	Includes 1,000 shares owned and 111,993 shares issuable upon exercise of options held by Mr. Sharrock.

(3)	Consists of shares issuable upon exercise of options held by the named individual.

(4)	Includes 6,175 shares owned, 62,430 shares issuable upon exercise of options held by Mr. McDonald and 1,482 shares issuable upon exercise of warrants held by Mr. McDonald.

(5)
Includes 61,700 shares owned by a family trust, 14,808 shares issuable upon exercise of warrants held by the family trust, 64,634 shares issuable by exercise of options held by Mr. Petkevich, and 148,902 shares issuable upon exercise of warrants held by Petkevich and Partners, LLC.

(6)	Includes 97,014 shares owned and 297,855 shares issuable upon exercise of options held by Dr. Ward.

(7)
Includes 393,886 shares owned (of which, 97,222 shares are unvested shares of restricted stock), 214,842 shares issuable upon exercise of options held by Mr. Reichow and 3,840 shares issuable upon exercise of warrants held by Mr. Reichow.

(8)
Includes 237,478 shares owned by Dr. Furth, 57,179 shares issuable upon exercise of options held by Dr. Furth, 316,786 shares owned by Dr. Lola M. Reid, Dr. Furth’s spouse, 110,000 shares issuable upon exercise of options held by Dr. Reid and 1,200 shares issuable upon exercise of warrants held by Dr. Reid.

(9)
Includes 128,214 shares owned (of which, 28,778 shares are unvested shares of restricted stock), 87,926 shares issuable upon exercise of options held by Mr. Love and 3,840 shares issuable upon exercise of warrants held by Mr. Love.

(10)	Includes 122,702 shares owned (of which, 28,778 shares are unvested shares of restricted stock) and 87,926 shares issuable upon exercise of options held by Mr. Richert.

(11)	Includes 825,000 shares owned by Elan Pharmaceutical Investments III, Ltd. and 480,000 shares owned by Elan Pharma International Limited.

(12)	Includes 891,500 shares owned and 14,880 shares issuable upon exercise of warrants held by Mr. Woody.

(13)	See footnotes (1) - (10).

Executive Compensation

Summary Compensation

The following table sets forth all compensation earned for services rendered to Incara in all capacities for the fiscal years ended September 30, 2002, 2001 and 2000, by its Chief Executive Officer and by the four most highly compensated executive officers who earned at least $100,000 in the respective fiscal year, collectively referred to as the “Named Officers”.

Summary Compensation Table

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Options (Shares)	Restricted Stock (Shares) (2)	All Other Compensation (1)
Clayton I. Duncan	2002	$360,000	$—	70,599	160,000	$2,187
Chairman, President and	2001	$352,500	$132,000	150,000	—	$1,628
Chief Executive Officer	2000	$322,500	$30,000	—	—	$2,823

David P. Ward, M.D.	2002	$275,000	$—	193,857	—	$3,765
Executive Vice President,	2001	$270,875	$77,550	100,000	—	$3,221
Research & Development (3)	2000	$252,625	$30,844	—	—	$3,340

Richard W. Reichow	2002	$275,000	$—	71,265	125,000	$2,905
Executive Vice President,	2001	$270,875	$93,060	100,000	—	$2,769
Chief Financial Officer,	2000	$252,625	$31,844	—	—	$2,762
Treasurer and Secretary

Mark E. Furth, Ph.D.	2002	$240,000	$—	16,555	100,000	$1,375
Senior Vice President,	2001	$20,000	$—	68,750	—	$77
Research (4)

W. Bennett Love	2002	$142,000	$—	28,593	37,000	$1,703
Vice President, Corporate	2001	$140,050	$33,550	30,000	—	$1,694
Planning/Communications	2000	$131,150	$13,344	—	—	$1,664

(1)	Consists of life and long-term disability insurance premiums and health club fees reimbursed or paid on behalf of the Named Officers.
(2)
In May 2002, the Named Officer purchased the number of shares of restricted stock indicated at par value ($0.001 per share). The shares of restricted stock vest over three years from the date of grant. As of September 30, 2002 a total of 17,778 shares had vested for Mr. Duncan, 13,889 shares for Mr. Reichow, 11,111 shares for Dr. Furth and 4,111 shares for Mr. Love. The value of the restricted stock received by the Named Officer, based on the closing price of Incara’s common stock on the date of purchase was $55,840 for Mr. Duncan, $43,625 for Mr. Reichow, $34,900 for Dr. Furth and $14,023 for Mr. Love.

(3)	Dr. Ward resigned effective January 31, 2003.
(4)	Dr. Furth became an employee on September 4, 2001 and resigned effective November 1, 2002.

Management Incentive Plan

The Compensation Committee and the Board of Directors have approved a Management Incentive Plan, or MIP, for the executive officers of Incara. The MIP provides for cash payments to the executive officers upon the achievement of certain corporate and individual objectives. The MIP is intended to be an annual compensation program. For the calendar years ended December 31, 2002, 2001 and 2000, the corporate objectives related to obtaining financing and our three research and development programs. The corporate objectives for calendar 2002 have not yet been evaluated.

Option Grants, Exercises and Holdings and Fiscal Year-End Option Values

The following table summarizes all option grants during the fiscal year ended September 30, 2002 to the Named Officers:

Option Grants During Fiscal Year Ended September 30, 2002

	Number of Shares Underlying Options Granted		% of Total Options Granted to Employees in Fiscal 2002	Exercise or Base Price per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name						5%	10%
Clayton I. Duncan	70,599	(1)	8.4%	$1.285	01/28/12	$57,053	$144,584
David P. Ward, M.D.	68,857	(1)	8.2%	$1.285	01/28/12	$55,645	$141,016
David P. Ward, M.D.	125,000	(2)	14.9%	$0.510	05/03/12	$40,092	$101,601
Richard W. Reichow	71,265	(1)	8.5%	$1.285	01/28/12	$57,591	$145,948
Mark E. Furth, Ph.D.	16,555	(1)	2.0%	$1.285	01/28/12	$13,379	$33,904
W. Bennett Love	28,593	(1)	3.4%	$1.285	01/28/12	$23,107	$58,557

(1)	These options were granted fully vested on the date of grant, January 28, 2002 and expire on January 28, 2012.

(2)	These options were granted on May 3, 2002 and expire on May 3, 2012. The options become exerciseable in equal monthly installments over the 36 months of service after the date of grant.

(3)
There is no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the ten year option term will be at the assumed 5% or 10% annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the Named Officers.

The following table sets forth certain information concerning all stock options exercised during the fiscal year ended September 30, 2002 by the Named Officers, and the number and value of unexercised options held by the Named Officers as of September 30, 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at September 30, 2002		Value of Unexercised In-the-Money Options at September 30, 2002 (1)
Name			Exercisable	Unexerciseable	Exercisable	Unexerciseable
Clayton I. Duncan	—	—	317,989	54,167	$—	$—
David P. Ward, M.D.	—	—	263,132	147,225	$—	$—
Richard W. Reichow	—	—	200,953	36,112	$—	$—
Mark E. Furth, Ph.D.	—	—	45,721	45,834	$—	$—
W. Bennett Love	—	—	83,759	10,834	$—	$—

(1)	Value based on the difference between the fair market value of the shares of common stock at September 30, 2002 ($0.07), as quoted on the OTC Bulletin Board, and the exercise price of the options.

Employment Agreements

In December 2000, Incara entered into a three-year employment agreement with Mr. Duncan. The agreement provides for an annual base salary of $360,000 and annual bonuses based on the achievement of performance milestones to be mutually agreed upon by Mr. Duncan and the Board or its Compensation Committee. The agreement with Mr. Duncan also provides that during the term of the agreement and, unless Mr. Duncan terminates his employment for cause, for a period of one year thereafter, Mr. Duncan will not compete with Incara, directly or indirectly. In the event Mr. Duncan’s employment is terminated by the Board, other than in a change in control and without just cause, Incara shall continue to pay for a period of one year Mr. Duncan’s base salary plus a percentage of his salary equal to the average annual bonus percentage earned for the two years prior to the date of termination.

Incara has entered into employment agreements with each of Dr. Ward and Mr. Reichow that expire in April 2005. The agreements provide for base salaries and annual bonuses based upon the achievement of performance milestones to be mutually agreed upon by the officer and the Chief Executive Officer, the Board or the Compensation Committee. Each agreement also provides that during its term and, unless the officer terminates his employment for cause, for a period of nine months thereafter, the officer will not compete with Incara, directly or indirectly. In the event that the employment of Dr. Ward or Mr. Reichow is terminated by the Board, other than in a change in control and without just cause, Incara shall continue to pay, for a period of nine months, Dr. Ward or Mr. Reichow, as the case may be, his base salary plus a percentage of his salary equal to the average annual bonus percentage earned for the two years prior to the date of termination. Dr. Ward resigned as of January 31, 2003.

Incara has entered into employment agreements with Dr. Furth and Mr. Love that expire in August 2004 and April 2005, respectively. The agreements provide for base salary and annual bonus based upon the achievement of performance milestones to be mutually agreed upon by the officer and the Chief Executive Officer, the Board or the Compensation Committee. Each agreement also provides that during its term and, unless the officer terminates his employment for cause, for a period of six months thereafter, Dr. Furth or Mr. Love will not compete with Incara, directly or indirectly. In the event that the employment of Dr. Furth or Mr. Love is terminated by the Board, other than in a change in control and without just cause, Incara shall continue to pay Dr. Furth or Mr. Love, as the case may be, his base salary for a period of six months. Dr. Furth resigned as of November 1, 2002.

Incara has entered into individual severance agreements with Mr. Duncan, Mr. Reichow and Mr. Love. The severance agreements provide that if the officer’s employment with Incara is terminated, without just cause, subsequent to a change in control as defined in the severance agreements, such officer shall receive a severance benefit of two and one-half times his annual base salary and average bonus.

Compensation of Directors

All directors are reimbursed for expenses incurred in connection with each board or committee meeting attended. For the period from January 18, 2000 through January 31, 2003, each non-employee director of Incara received an annual retainer of $13,000 and received a fee of $500 for each Board meeting attended in person. The annual retainer was due on the date that the non-employee director was elected or re-elected to the Board of Directors. Non-employee directors could elect to receive all or a portion of their annual retainer as an option to purchase common stock. Any remainder was paid in cash. Any option elected enabled the director to purchase a number of shares equal to three times the number of shares that could have been purchased with the portion of the annual retainer elected to be received as an option. The exercise price per share for the option was the fair market value of the common stock on the date of the grant. The date of grant was the date the annual retainer was granted to the director. These options were fully vested upon grant and are exercisable for ten years from the date of the grant. Effective February 1, 2003, the Board of Directors reduced the annual retainer to zero and increased the fee for attending Board meetings, in person or by conference call, to $2,500, with a maximum of $15,000 during a fiscal year.

In addition, the 1994 Stock Option Plan provides for the grant of nonstatutory options to non-employee directors of Incara pursuant to a non-discretionary, automatic grant program. Each new non-employee director is granted a stock option to purchase 10,000 shares of common stock on the date each such director first becomes a director. Each non-employee director thereafter is granted automatically each year upon re-election (except in the year his or her initial director stock option was granted) an option to purchase 6,000 shares of common stock as long as such director is a member of the Board. The exercise price of options granted under the automatic grant program is the fair market value of Incara’s common stock on the date of grant. Such options become exercisable ratably over 36 months commencing one month from the date of grant and expire 10 years after the date of grant.

Report of the Compensation Committee on Executive Compensation

Neither the material in this report, nor the performance graph included in this proxy statement under the heading “—Performance Graph”, is soliciting material, is or will be deemed filed with the SEC or is or will be incorporated by reference in any filing of Incara under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporating language in such filing.

The Compensation Committee is responsible for establishing compensation policy and administering the compensation programs of Incara’s executive officers. The Compensation Committee met two times during fiscal 2002 to review executive compensation policies, compensation programs, and individual salaries and awards for the executive officers. The purpose of this report is to inform stockholders of Incara’s compensation policies for executive officers and the rationale for the compensation paid to executive officers in fiscal 2002.

Compensation Philosophy

Incara’s compensation program is designed to motivate and reward the executives responsible for the financial and strategic objectives essential to Incara’s long-term success and stockholder value. The financial goals for compensation plans are reviewed and approved by the Compensation Committee.

Incara’s total compensation philosophy is designed to support its overall objective of creating value for its stockholders. Key objectives of this philosophy are:

•	To attract and retain key executives critical to the long-term success of Incara;
•	To support a performance-oriented environment that rewards performance with respect to Incara’s short-term and long-term financial goals;
•	To encourage maximum performance through the use of appropriate incentive programs; and
•	To align the interests of executives with those of Incara’s stockholders by providing a significant portion of compensation in Incara’s common stock.

Base Salary

The Compensation Committee annually reviews the base salary of each officer. In determining appropriate salary levels, the Compensation Committee considers individual performance, experience, level of responsibility, internal equity and external pay practices for the comparable positions. The Compensation Committee has decided not to use the compensation information of the companies included in the CRSP Nasdaq Pharmaceuticals Stocks Index shown in the Performance Graph because most of the companies included in the index are larger than Incara and therefore the information is not considered to be comparable.

Management Incentive Plan

Incara has established the MIP to reward participants for their contributions to the achievement of company-wide performance goals. Each year the Board will approve both the performance measures selected and the specific financial targets used under the MIP. The Compensation Committee believes these goals will drive the future success of the Company’s business and will enhance stockholder value. Awarded amounts are directly related to performance. The amount individual executives may earn (target awards) is directly dependent upon the individual’s position, responsibility and ability to impact the Company’s financial success. The MIP target payment as a percentage of base salary for the Chief Executive Officer is 40%, for executive vice presidents is 30% and for the other vice presidents is 25%. An individual may earn from 0% to 200% of the MIP target percentage.

For calendar years 2002, 2001 and 2000, the corporate objectives related to obtaining financing and our three research and development programs. For calendar 2001, the Company achieved a weighted average of 21% of its corporate objectives, however, because of Incara’s limited cash position the Board of Directors did not approve any MIP payments for executive officers for calendar 2001. Company and individual performance for the calendar 2002 objectives have not yet been evaluated. See “—Executive Compensation—Management Incentive Plan”.

Stock Options

The Option Plan offered by Incara has been established to provide all employees of Incara with an opportunity to share, along with stockholders of Incara, in the long-term performance of Incara. Stock options only have value to the employee if the price of Incara’s stock appreciates in value from the date the stock options were granted. Stockholders also benefit from such stock price appreciation.

Grants of stock options are generally made upon commencement of employment, with additional grants being made periodically to all eligible employees, and, occasionally, following a significant change in job responsibility, scope or title. Stock options granted under the Option Plan generally have vesting schedules of three to four years and expire ten years from the date of grant. The exercise price of options granted under the Option Plan is usually 100% of fair market value of the common stock on the date of grant. See “—Executive Compensation—Option Grants, Exercises and Holdings and Fiscal Year-End Option Values”.

Restricted Stock

As an integral component of a management and employee retention program designed to motivate, retain and provide incentive to the Company’s management, employees and key consultants, the Compensation Committee and the Board adopted the 1999 Equity Incentive Plan in September 1999. The 1999 Plan provides for the grant of restricted stock awards which entitle employees and consultants to receive up to an aggregate of 2,000,000 shares of the Company’s common stock upon satisfaction of specified vesting periods. In September 1999, restricted stock awards to acquire an aggregate of 1,209,912 shares were granted to employees and key consultants of the Company in consideration of services rendered by the participants to the Company, the cancellation of options for an equal number of shares of common stock and payment of the par value of the shares. No restricted stock awards were granted in fiscal years 2001 and 2000. In May 2002, an additional 711,750 shares were granted to employees and a key consultant in consideration of services rendered by the participants to the Company. A total of 686,813 shares of restricted stock had not vested at September 30, 2002, of which 113,460 shares vested in October 2002 and the remaining shares are scheduled to vest in equal monthly installments through May 2006.

CEO Compensation

Mr. Duncan’s base salary and grant of stock options for fiscal 2002 were determined in accordance with the criteria described in the Base Salary and Stock Options sections of this report. Mr. Duncan’s annual base salary was $360,000 during fiscal 2002. Mr. Duncan did not receive any bonus in fiscal 2002. Mr. Duncan received a stock option grant for 70,599 shares in January 2002 and a restricted stock grant of 160,000 shares in May 2002.

Conclusion

The Compensation Committee believes that Incara’s compensation policies are structured to result in the highest level of performance from Incara’s executives. By providing a significant portion of each executive’s total potential compensation under the MIP and by providing each executive with a significant number of shares of restricted stock and stock options, the Compensation Committee believes that it has closely aligned Incara’s executives’ personal interests with those of the Company and the stockholders. The Compensation Committee intends to continue to review and analyze its policies in light of the environment in which the Company competes for executives.

Submitted by:         The Compensation Committee

DAVID B. SHARROCK, Chairman
EDGAR H. SCHOLLMAIER
STEPHEN M. PRESCOTT, M.D.

Compensation Committee Interlocks and Insider Participation

During fiscal 2002, the Compensation Committee consisted of Mr. Sharrock, Mr. Schollmaier and Dr. Prescott. Mr. Sharrock, Mr. Schollmaier and Dr. Prescott were not at any time during fiscal 2002 or at any other time an officer or employee of Incara. No executive officer of Incara serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors of Incara or the Compensation Committee.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the Company’s audited financial statements for fiscal 2002 with management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with PricewaterhouseCoopers its independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2002.

The Board of Directors has determined that the members of the Audit Committee are independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards, as applicable and as may be modified or supplemented. The Audit Committee recommended and the Board of Directors approved an Audit Committee charter in June 2000. The Audit Committee reviewed and reassessed the adequacy of the charter in fiscal 2002.

Submitted by:         The Audit Committee

EDGAR H. SCHOLLMAIER, Chairman
EUGENE J. MCDONALD
DAVID B. SHARROCK

The foregoing Audit Committee Report shall not be deemed to be soliciting material or to be filed with the SEC or incorporated by reference into any of the Company’s previous or future filings with the SEC, except as otherwise explicitly specified by the Company in any such filing.

Performance Graph

The following graph shows a five-year comparison of cumulative total stockholder returns for Incara, the CRSP Nasdaq Pharmaceuticals Stocks Index and the CRSP Total Return Index of the Nasdaq Stock Market. (The “CRSP” is the Center for Research in Securities Prices at the University of Chicago.) The graph assumes that $100 was invested on September 30, 1997 in each of Incara’s common stock, the stocks in the CRSP Nasdaq Pharmaceuticals Stocks Index and the stocks in the CRSP Total Return Index of the Nasdaq Stock Market, and further assumes the reinvestment of all dividends.

	9/30/97	9/30/98	9/30/99	9/30/00	9/30/01	9/30/02
Incara	$100	$17.78	$2.92	$15.00	$6.89	$0.31
CRSP-Pharmaceuticals	$100	$85.99	$146.94	$322.18	$199.11	$133.76
CRSP-Nasdaq	$100	$101.58	$165.72	$220.07	$89.94	$70.84

Certain Transactions

Incara has adopted a policy that all transactions between Incara and its executive officers, directors and other affiliates must be approved by a majority of the members of the Board of Directors of Incara and by a majority of the disinterested members of the Board, and must be on terms no less favorable to Incara than could be obtained from unaffiliated third parties.

Section 16(a) Beneficial Ownership Reporting Compliance

To Incara’s knowledge, there were no reports required under Section 16(a) of the Exchange Act that were not timely filed during the fiscal year ended September 30, 2002. In December 2002, a Form 4 for the sale of shares of stock by Mr. Love was received by the SEC one day late because an ice storm delayed pick-up of the Form 4 by the overnight shipping service.

Deadline for Stockholder Proposals

Stockholders having proposals that they desire to present at next year’s annual meeting of stockholders of Incara should, if they desire that such proposals be included in Incara’s proxy statement relating to such meeting, submit such proposals in time to be received by Incara not later than October 6, 2003. To be so included, all such submissions must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and the Board of Directors directs the close attention of interested stockholders to that Rule. Proposals may be mailed to Richard W. Reichow, Corporate Secretary, Incara Pharmaceuticals Corporation, P.O. Box 14287, Research Triangle Park, North Carolina 27709.

If a stockholder of the Company wishes to present a proposal at the 2004 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company’s proxy statement and proxy card, such stockholder must give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice no later than December 19, 2003. If a stockholder fails to provide timely notice of a proposal to be presented at the 2004 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

Other Matters

The Board of Directors knows of no other business to be brought before the Meeting, but it is intended that, as to any such other business, the shares will be voted pursuant to the proxy in accordance with the best judgement of the person or persons acting thereunder.

INCARA PHARMACEUTICALS CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

PROXY

The undersigned, a stockholder of Incara Pharmaceuticals Corporation, a Delaware corporation, hereby constitutes and appoints Clayton I. Duncan and Richard W. Reichow, or either of them, attorneys and proxies with full power of substitution to act and vote all shares of the undersigned at the annual meeting of stockholders of Incara to be held at Incara’s offices at 79 T.W. Alexander Drive, 4401 Research Commons, Suite 200, Research Triangle Park, North Carolina on March 13, 2003 commencing at 9:00 a.m., Eastern Time, and any adjournment(s) thereof. The undersigned hereby directs this proxy to be voted as follows:

(Continued and to be signed on other side)

ANNUAL MEETING OF STOCKHOLDERS OF

INCARA PHARMACEUTICALS CORPORATION

March 13, 2003

PROXY VOTING INSTRUCTIONS

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

☒  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE FIVE DIRECTOR NOMINEES AND FOR PROPOSALS 2 AND 3.

	FOR ALL NOMINEES LISTED AT RIGHT (except as marked to the contrary below)	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED AT RIGHT
1. The election of five directors.	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee’s name listed at right.	NOMINEES:
Clayton I. Duncan
David B. Sharrock
Edgar H. Schollmaier
Stephen M. Prescott, M.D.
Eugene J. McDonald

2. The amendment of Incara’s Amended and Restated Certificate of Incorporation to increase Incara’s authorized shares of common stock from 80,000,000 to 350,000,000 shares.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3. The ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of Incara for the fiscal year ending September 30, 2003.

FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. IN THE ABSENCE OF ANY DIRECTION, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3, WITH DISCRETION TO VOTE UPON SUCH OTHER MATTERS AS MAY BE BROUGHT BEFORE THE MEETING. ANY PROXY HERETOFORE GIVEN BY THE UNDERSIGNED FOR THE MEETING IS HEREBY REVOKED AND DECLARED NULL AND VOID AND WITHOUT ANY EFFECT WHATSOEVER.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY PROXY.

Signature	(SEAL)	Print name and title, if appropriate

Signature	(SEAL)	Print name and title, if appropriate	Dated: , 2003

Please sign your name below exactly as it appears hereon. When shares are held of record by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.